Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Increased Prices in Response to Unprecedented Raw Material Cost Levels

For Immediate Release

Wednesday, July 2, 2008

[CHARLOTTE, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (“PGI”) announced that it will begin implementing additional price increases on a global basis in response to increases in raw material costs  that continue to reach unprecedented levels.

Price increases of petroleum-based products from suppliers to PGI have risen in excess of 20 percent since March of 2008 and are expected to continue to increase significantly in the coming months, primarily driven by the continued high cost of oil. Additionally, certain suppliers have declared force majeure and are increasing prices as a result of higher energy and transportation costs. The raw material most affected by these actions is polypropylene, but the costs of all petroleum-based raw materials are higher.

As such, the company will increase prices of its products to customers, the amount of which will vary based on product composition. Additional increases are expected based on current raw material market projections.

“We are operating in an unprecedented raw material environment, the definition of which continues to be challenged,” said Veronica (Ronee) Hagen, chief executive officer.  “This is a phenomenon that is not specific to PGI, but affects our entire industry. We believe we are best positioned to address the issues due to our global scale and industry leadership. PGI is committed to providing customers with the best value proposition and to continue offering products where customers need them.  Accordingly, price actions such as these are required to ensure that PGI maintains a sustainable business that is positioned to serve customers over the long term.”

The company is taking numerous steps on a global basis to mitigate the impact of higher raw material costs. However, the extent of such cost increases and the company’s ability to offset them is subject to rapidly changing market forecasts. The timing and eventual amount of such raw material cost increases could negatively impact the company’s results during the year and its ability to meet its previously communicated earnings estimates.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 18 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on changes to an underlying index; domestic and foreign competition; reliance on major customers and suppliers; inability to achieve successful or timely start-up on new or modified production lines; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

                Dennis Norman

                Vice President — Strategic Planning & Communication

                (704) 697-5186

                normand@pginw.com